Zenith Flexible Life 2001
                                                                     Exhibit (l)
                                 April 26, 2004
New England Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02117

Gentlemen:

In my capacity as Illustration Actuary of New England Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

         The preparation of Post-Effective Amendment No. 4 to the registration statement on Form N-6 (File No. 333-103193) filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

         The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, net cash values and cash values shown in Appendix B of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male insureds, aged 35, in the underwriting underwriting class illustrated, than to prospective purchasers of Policies for insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

2. The illustration of net premiums shown under the heading "Charges - Deductions from Premiums" in the Prospectus contains the net premium amounts allocated to the Variable Account for a $2,000 premium.

3. The maximum surrender charges shown in the examples of surrender charges under the heading "Charges - Surrender Charges" are the correct amounts for the target premiums shown.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Statement of Additional Information.

                                             Sincerely,

                                             /s/ Marian J. Zeldin

                                             Marian J. Zeldin., F.S.A., M.A.A.A.
                                             Illustration Actuary